Exhibit 99(f)
                           PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
June 20, 1997


CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229


                     TCBY DECLARES CASH DIVIDEND


LITTLE ROCK, AR - June 20, 1997 - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced the Board of Directors of the Company declared a $.05 per share cash dividend. This dividend is payable on July 14, 1997 to shareholders of record as of July 3, 1997.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, soft serve sorbet, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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